DRINKER, BIDDLE & REATH LLP
                                One Logan Square
                             18th & Cherry Streets
                          Philadelphia, PA 19103-6996
                            Telephone: 215-988-2700
                            Facsimile: 215-988-2757

                                   May 1, 2003


Armada Funds
Oaks, Pennsylvania  19456

RE:      Post-Effective Amendment No. 68 to the Registration
         STATEMENT ON FORM N-1A (FILE NOS. 33-00488 AND 811-04416)

Ladies and Gentlemen:

         We have acted as counsel to Armada Funds, a Massachusetts business trust (the "Trust"), in connection with the preparation and filing with the Securities and Exchange Commission of Post-Effective Amendment No. 68 (the "Amendment") to the Trust's Registration Statement on Form N-1A under the Securities Act of 1933, as amended.

         The Trust is authorized to issue an unlimited number of shares of beneficial interest, without par value. The Board of Trustees of the Trust has the power to designate one or more series ("Series") of shares and to classify or reclassify any unissued shares with respect to such Series. The Board of Trustees of the Trust also has the power to designate separate classes of shares within the same Series. The Amendment seeks to register an indefinite number of shares of beneficial interest of each of the classes of shares listed on
Schedule 1 to this opinion (collectively, the "Shares"). The Board of Trustees has previously authorized the issuance of the Shares to the public.

         We have reviewed the Trust's Declaration of Trust, Code of Regulations, resolutions of its Board of Trustees and such other legal and factual matters as we have deemed appropriate. We have also relied upon an opinion of Ropes & Gray, local Massachusetts counsel to the Trust, as to matters to which the laws of the Commonwealth of Massachusetts are applicable. We assume that the Shares have been or will be issued against payment therefor as described in the Trust's applicable Prospectuses.

         This opinion is based exclusively on Massachusetts law and the federal law of the United States of America.

         Based upon the foregoing, it is our opinion that the Shares when issued will be validly issued, fully paid and non-assessable by the Trust.

Armada Funds
May 1, 2003
Page 2


         We note that under Massachusetts law, shareholders of a Massachusetts business trust could, under certain circumstances, be held personally liable for the obligations of such trust. However, the Declaration of Trust disclaims shareholder liability for claims against the Trust. The Declaration of Trust further provides that every note, bond, contract, instrument, certificate or other undertaking made or issued by the Trust's trustees or officers shall recite to the effect that the same was executed or made by or on behalf of the Trust or by them as trustees or officers and that the obligations of such instrument are not binding upon the Trust's shareholders individually but are binding only upon the assets and property of the Trust or a particular Series thereof. The Declaration of Trust provides for indemnification, out of the assets of the Series of which a shareholder owns or owned Shares, for any and all loss or expense for which the shareholder shall be charged or held personally liable solely by reason of the shareholder's being or having been such a shareholder. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which the relevant Series itself would be unable to meet its obligations.

         We hereby consent to the filing of this opinion as an exhibit to the Amendment to the Trust's Registration Statement.

                                            Very truly yours,

                                            /S/ DRINKER BIDDLE & REATH LLP
                                                --------------------------
                                                DRINKER BIDDLE & REATH LLP

                            SCHEDULE 1

     CLASS OF SHARES                         FUND

Class W - Special Series 5            Core Equity Fund
Class H - Special Series 5            Equity Growth Fund
Class V - Special Series 5            Equity Index Fund
Class U - Special Series 5            International Equity Fund
Class M - Special Series 5            Large CapValue Fund
Class PP - Special Series 5           Small/Mid Cap Value Fund
Class X - Special Series 5            Small Cap Growth Fund
Class P - Special Series 5            Total Return Advantage Fund
Class DD - Special Series 5           U.S. Government Income Fund
Class O - Special Series 5            Limited Maturity Bond Fund
Class A - Special Series 5            Money Market Fund